Exhibit 3.9

CERTIFICATE OF INCORPORATION

OF

THE INTERNATIONAL METALS RECLAMATION COMPANY, INC.

FIRST. The name of the corporation is The International Metals Reclamation Company, Inc.

SECOND. The address of the corporation’s registered office in the State of Delaware is No. 100 West Tenth Street in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

THIRD. The purpose of the corporation is to engage in any lawful act of activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH. The total number of shares which the corporation shall have authority to issue is 1,000 shares of Capital Stock, and the par value of each of such shares is $1 per share.

FIFTH. The name and mailing address of the incorporator is Gordon D. Miller, One New York Plaza, New York, New York 10004.

SIXTH. The board of directors of the corporation is expressly authorized to adopt, amend or repeal by-laws of the corporation.

SEVENTH. Elections of directors need not be by written ballot except and to the extent provided in the by-laws of the corporation.

IN WITNESS WHEREOF, I have signed this certificate of incorporation this 27th day of April, 1976.

/s/ Gordon D. Miller
(Gordon D. Miller)